FOR IMMEDIATE RELEASE		EXHIBIT 99.1

CONTACT:	Steve Filton	January 29, 2004
Chief Financial Officer
610-768-3300

UNIVERSAL HEALTH SERVICES, INC. REPORTS EXPECTED

2003 EARNINGS

KING OF PRUSSIA, PA – Universal Health Services, Inc. (NYSE: UHS) expects to report earnings per diluted share of $.75 for the fourth quarter ended December 31, 2003 and $3.20 for the year ended December 31, 2003 and adjusted earnings per diluted share of $.73 for its fourth quarter ended December 31, 2003 and $3.11 for the year ended December 31, 2003. Included in the expected reported earnings per diluted share for the fourth quarter ended December 31, 2003 is: (i) a previously disclosed increase of $.08 per diluted share resulting from the reversal of an accrued liability (including accrued interest) due to a favorable Texas Supreme Court decision which reversed an unfavorable 2000 jury verdict and 2001 appellate court decision; (ii) an increase of $.07 per diluted share resulting from a gain realized on the disposition of an investment in a healthcare related company, and; (iii) a reduction of $.13 per diluted share resulting from the write-down of the carrying value of an acute care pediatric hospital located in Puerto Rico to its estimated net realizable value. Included in the expected reported earnings per diluted share for the year ended December 31, 2003, in addition to the fourth quarter items mentioned above, were previously disclosed gains totaling $.07 per diluted share realized on the sales of radiation therapy centers, medical office buildings and an outpatient surgery center all of which were sold during the third quarter ended September 30, 2003.

On a same facility basis, admissions to the Company’s acute care hospitals located in the U.S. and Puerto Rico decreased 2.5% during the fourth quarter ended December 31, 2003 as compared to the comparable prior year quarter and decreased 0.5% during the year ended December 31, 2003 as compared to the prior year. On a same facility basis, admissions to the Company’s behavioral health care facilities increased 5.5% during the fourth quarter ended December 31, 2003 over the comparable prior year quarter and increased 2.9% during the year ended December 31, 2003 over the prior year.

The Company anticipates net revenues for 2004 to exceed $4.2 billion and earnings per diluted share of $3.43 to $3.53.

The Company expects to announce final fourth quarter and full year 2003 results on February 18, 2004, with a conference call for investors at 9:00 am, eastern time, on February 19, 2004. The dial-in number for this call is 1-877-648-7971.

This press release contains forward-looking statements based on current management expectations. In addition, the 2003 expected earnings information is subject to the completion of the annual audit of the Company’s consolidated financial statements by the Company’s independent public accountants. Numerous factors, including potential adjustments resulting from completion of the audit of the Company’s consolidated financial statements and other factors related to healthcare industry trends in addition to those detailed in the Company’s filings with the Securities and Exchange Commission (as set forth on page 16 of the Company’s Form 10-Q for the quarterly period ended September 30, 2003), may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and therefore actual results may differ materially. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Universal Health Services, Inc. is one of the nation’s largest hospital companies, operating acute care and behavioral health hospitals, ambulatory surgery and radiation centers nationwide, in Puerto Rico, and in France. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE: UHT).

For additional information on the Company, visit our web site: http://www.uhsinc.com.